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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): September 20, 2002

THOMAS GROUP, INC.
(Exact name of registrant as specified in its charter)

        Commission File Number 0-22010

Delaware (State or other jurisdiction of incorporation)	72-0843540 (IRS Employer Identification No.)
5221 N. O'Connor Boulevard, Suite 500 Irving, Texas (Address of principal executive offices)	75039 (Zip Code)

Registrant's telephone number, including area code: (972) 869-3400

        Former name or former address, if changed since last report:
N/A

Item 1. Changes in Control of the Registrant

        On September 13, 2002, upon the recommendation of the special committee (the "Special Committee") of the Board of Directors (the "Board") of Thomas Group, Inc. (the "Company"), formed to evaluate an investment proposal made by General John T. Chain, Jr., the Chairman of the Board, the Board, with General Chain abstaining, unanimously approved transactions proposed by General Chain (the "Transactions"), pursuant to which General Chain agreed to loan the Company, out of personal funds, $2.0 million, in the form of 6% subordinated, convertible debt.

        The Company's senior lender, in addition to consenting to the Transactions, agreed to forbear exercising any of its rights and remedies with respect to any defaults under the senior loan documents through November 30, 2002 and waived defaults under the loan agreements through September 20, 2002. In addition, the Company, the senior lender and General Chain entered into a subordination agreement (the "Subordination Agreement"), pursuant to which the obligations of the Company to General Chain are subordinated to the Company's indebtedness to the senior lender. The Company may, however make regularly scheduled payments of principal and interest on the notes evidencing the debt (the "Notes").

        Pursuant to the Note and Warrant Purchase Agreement, dated September 20, 2002 (the "Agreement"), between General Chain and the Company, General Chain agreed to provide a total of $2.0 million to the Company in exchange for the two Notes, each in an aggregate principal amount of $1.0 million. The initial Note was issued on September 20, 2002 and the second Note will be issued, subject to the satisfaction of certain conditions, on or about October 31, 2002. Each Note bears interest at the annual rate of 6%.

        The Notes provide that each Note is convertible into common stock of the Company only if the stockholders of the Company approve the conversion of the Notes (the "Conversion") at the Annual Meeting of Stockholders, presently scheduled for October 29, 2002. If the stockholders approve the Conversion, each Note will be automatically convertible into shares of common stock of the Company, at a conversion rate of $0.375 per share. The conversion price represents a 25% premium over the average trading price of the Company's common stock for the 30 days prior to August 27, 2002, the date that the Company's common stock was delisted from NASDAQ. That average trading price was $0.30. If the stockholders do not approve the Conversion at the Annual Meeting, the Notes will not be convertible into common stock, interest on the Notes will increase to 18% and the Notes will mature on December 31, 2002. However, pursuant to the Subordination Agreement, even though the Notes will be due on December 31, 2002, if the stockholders do not approve the Conversion, the Notes are subordinated in right to payment to the Company's indebtedness to the senior lender and, pursuant to the Subordination Agreement, General Chain may not demand or receive any discharge or release of the Company's obligations under the Notes.

        In connection with the issuance of the first Note, the Company agreed to issue to General Chain a warrant (the "Warrant"), pursuant to which he may purchase up to 869,798 shares of the Company's common stock, at an exercise price of $0.30 per share, which represents approximately 15% of the Company's outstanding common stock on the date the Warrant was issued, on a fully-diluted basis (including warrants to be issued to the Company's senior lender (see Item 5)). The Warrant will expire five years from the date of issuance.

        If the Conversion is approved at the Annual Meeting, and General Chain converts the Notes, he will hold approximately 57.26% of the Company's outstanding common stock, giving him a controlling ownership interest. In addition, because Delaware law and the Company's charter and bylaws provide that actions by stockholders require the affirmative vote of the holders of a majority of the Company's outstanding common stock, General Chain will effectively control matters upon which the stockholders of the Company are entitled to vote. If General Chain exercises the Warrant, he could own an additional 15% of the common stock (based on the fully-diluted ownership of the Company as of

September 20, 2002), or a total of 60.83% of the Company's outstanding common stock. Consequently, if the stockholders approve the Conversion and General Chain converts the Notes, a change of control of the Company will occur. In addition, for so long as General Chain holds at least 33 1/3% of the Company's outstanding common stock, he will have a right to nominate 60% of the directors to the Board.

        Pursuant to the Agreement, if the Notes are converted to common stock, the Company will enter into a two-year consulting agreement (the "Consulting Agreement") with General Chain for the provision of marketing and sales consulting services, the terms of which shall be mutually agreed upon by the Company and General Chain if the Conversion is approved at the Annual Meeting. The Consulting Agreement will not be cancelable without cause, and General Chain will be paid, beginning in 2003, an annual consulting fee of $100,000, payable quarterly (at the end of each quarter), in return for the services he provides under the Consulting Agreement.

        As part of the Transactions, the Company has agreed to grant General Chain registration rights with respect to any shares of common stock he may own. Under the Registration Rights Agreement, General Chain will have one "demand" registration right, which means that he can request that the Company register the shares with the SEC. General Chain will also have unlimited "piggy-back" registration rights, pursuant to which he may register shares of common stock along with the Company, if it were to register additional shares with the SEC. If the Company is eligible to use a "shelf registration," General Chain has unlimited registration rights with respect to such shelf registrations. The Company will pay the expenses of the registrations on General Chains behalf, discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals. The Registration Rights Agreement contains customary indemnification, contribution and "lock-up" provisions.

Item 5. Other Events and Regulation FD Disclosure

Amendment to the Company's Rights Agreement

        The Company has a rights plan in place, pursuant to which, if certain persons acquire more than 15% of the outstanding common stock of the Company, the Company's stockholders may exercise a "right" to purchase shares of additional shares of common stock. If the 15% threshold is crossed, the rights are triggered and each stockholder may purchase $200 in value of common stock for $100. The effect of the rights plan is to give the Board the opportunity to negotiate with potential third party acquirers in the event that an attempt is made to take over the Company.

        Because the issuance of common stock to General Chain under the Warrant or the Notes (subject to stockholder approval) would trigger the rights, the Board approved an amendment to the Rights Agreement governing the rights plan, to exempt the Transactions from the rights plan. The amendment to the Rights Agreement was adopted on September 13, 2002.

Restructuring of Credit Facility

        The Company has reached an agreement with its primary lender to restructure the terms of its $7.5 million credit facility. Under the new terms the Company's revolving loan will be increased from $2.5 million to $3.0 million. Monthly payments of principal on the Company's $5.0 million term note will be eliminated and the term loan will be payable in full on September 1, 2003. Additionally, the lender will receive warrants equal to 4% of the Company's outstanding common stock, following the conversion of the Notes, at an exercise price of $0.30 per share. The Company and its primary lender are negotiating definitive documents relating to the new terms.

Item 7. Exhibits

        The following exhibits are furnished in accordance with Item 601 of Regulation S-K:

99.1	Note and Warrant Purchase Agreement, dated September 20, 2002, by and between the Company and General Chain.
99.2	6% Subordinated Convertible Promissory Note, dated September 20, 2002, issued to General Chain, in the principal amount of $1,000,000.
99.3	Warrant to Purchase Common Stock, dated September 20, 2002, issued to General Chain.
99.4	Registration Rights Agreement, dated September 20, 2002, by and between the Company and General Chain.
99.5	Subordination Agreement, dated September 20, 2002, by and among the Company, General Chain and Comerica Bank—Texas.
99.6	Forbearance Letter, dated September 19, 2002.
99.7	First Amendment to Rights Agreement, dated September 13, 2002, between the Company and Computershare Trust Company, as rights agent.
99.8	Press Release issued by the Registrant dated September 24, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS GROUP, INC. (Registrant)
Date: October 3, 2002	By:	/s/ JAMES T. TAYLOR
	Name:	James T. Taylor
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Note and Warrant Purchase Agreement, dated September 20, 2002, by and between the Company and General Chain.
99.2	6% Subordinated Convertible Promissory Note, dated September 20, 2002, issued to General Chain, in the principal amount of $1,000,000.
99.3	Warrant to Purchase Common Stock, dated September 20, 2002, issued to General Chain.
99.4	Registration Rights Agreement, dated September 20, 2002, by and between the Company and General Chain.
99.5	Subordination Agreement, dated September 20, 2002, by and among the Company, General Chain and Comerica Bank—Texas.
99.6	Forbearance Letter, dated September 19, 2002.
99.7	First Amendment to Rights Agreement, dated September 13, 2002, between the Company and Computershare Trust Company, as rights agent.
99.8	Press Release issued by the Registrant dated September 24, 2002.

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Item 1. Changes in Control of the Registrant
Item 5. Other Events and Regulation FD Disclosure
Item 7. Exhibits
SIGNATURES
INDEX TO EXHIBITS